Exhibit 3.1

IMPERIAL HOLDINGS, INC.

(Florida Document Number P11000011292)

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

(Changing Name to Emergent Capital, Inc.)

This corporation was formed as a limited liability company on November 29, 2006, under the name Imperial Holdings, LLC, and was converted to a corporation effective February 3, 2011, under the name Imperial Holdings, Inc. Pursuant to Sections 607.1001, 607.1003, 607.1004 and 607.1006, Florida Business Corporation Act, an amendment to Section 1.1 of the Articles of Incorporation was approved by the Board of Directors at a meeting held on March 3, 2015 and was adopted by the shareholders at the Annual Meeting of Shareholders on May 28, 2015. The only voting group entitled to vote on the adoption of the amendment consists of the holders of the corporation’s common stock. The number of votes cast by such voting group was sufficient for approval by that voting group. At a meeting held on July 23, 2015, the Board of Directors approved the amendment shall be effective September 1, 2015. Section 1.1 of the Articles of Incorporation of the corporation is hereby amended in its entirety to read as follows:

“Section 1.1 Name. The name of the corporation is Emergent Capital, Inc. (the “Corporation”).”

Pursuant to Section 607.0123, Florida Business Corporation Act, this amendment shall be effective September 1, 2015.

IN WITNESS WHEREOF, the undersigned Chief Executive Officer and Director of this corporation has executed these Articles of Amendment this 14th day of August, 2015.

By:	/s/ Antony Mitchell
Antony Mitchell Chief Executive Officer and Director